SE Financial Corp.

                                                           FOR IMMEDIATE RELEASE
                                                          Contact: Pamela M. Cyr
                                               President/Chief Executive Officer
                                                                  (215) 468-1700


 SE FINANCIAL CORP. APPOINTS CHARLES ("CHUCK") M. CAHN TO ITS BOARD OF DIRECTORS

         Philadelphia, Pennsylvania, October 28, 2005 - SE Financial Corp. (OTCBB: SEFL) (the "Company"), the holding company for St. Edmond's Federal Savings Bank (the "Bank"), announced today that its Board of Directors has appointed Charles ("Chuck") M. Cahn to the Board of Directors for each of the Company and of the Bank. Mr. Cahn will serve as a member of the Loan Committee and the Human Resources Committee.


         Mr. Cahn is currently the President and Chief Executive Officer of Stewart Business Systems, LLC, a subsidiary of Global Imaging Systems Inc., a publicly traded NASDAQ company. Cahn led Stewart Industries, a document imaging company, for over 28 years, achieving annual sales revenue in excess of $44 million through its six regional locations. Cahn's responsibilities included all aspects of operations, sales and marketing, human resources, contract negotiations, forecasting and budgeting. In 2004, Cahn orchestrated the sale of Stewart Industries to Global Imaging Systems Inc., and continues to serve as President and CEO of the subsidiary. Cahn is also a partner in CKS Real Estate Holdings, LLC., a real estate investment company, with over 850 apartment units located in Philadelphia, Pennsylvania and Columbus, Ohio.

         Cahn is a graduate of Rutgers University with a dual degree in Economics and Business Administration. He resides in Voorhees, New Jersey with his wife and three children.

         "With a distinguished track record of nearly 30 years in business in the Philadelphia and South Jersey markets, we believe that we will benefit greatly from Chuck's entrepreneurial experience and leadership skills, and that his business relationships will open new doors for St. Edmond's Federal Savings Bank", commented Chairman Marcy C. Panzer, "The Board and Executive Management look forward to working with Chuck as we continue to execute our growth plan, including branch expansion in Ardmore and Roxborough and core deposit and loan growth which we believe will provide increased value to our shareholders."



         SE Financial Corp. is the holding company for St. Edmond's Federal Savings Bank, a federally chartered stock savings institution with its main office in Philadelphia, Pennsylvania and a branch office in Sewell, New Jersey. SE Financial Corp. went public in May 2004 in connection with the mutual-to-stock conversion of the Bank. Its stock is traded on the OTC Bulletin Board under the symbol "SEFL."

         Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The
Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.